EXHIBIT 10.2

TRANSITION BENEFITS AGREEMENT

This Transition Benefits Agreement (the “Agreement”) is entered into this 10th day of March, 2013 (the “Effective Date”) by and between Boston Properties, Inc., a Delaware corporation, with its principal executive office in Boston, Massachusetts (the “Company”) and Mortimer B. Zuckerman (the “Executive”).

WITNESSETH THAT

WHEREAS, the Executive has served as Chairman of the Company’s Board of Directors (the “Board”) for many years;

WHEREAS, the Executive has not expressed any plan to leave the Company;

WHEREAS, the Company has entered into an agreement with Owen D. Thomas whereby Mr. Thomas will become the Company’s new Chief Executive Officer;

WHEREAS, the Board wishes to enter into this Agreement with the Executive to recognize the Executive for his extraordinary services previously rendered by the Executive, to ensure a smooth transition and to encourage the Executive to remain with the Company as Non-Executive Chairman after he ceases to be an employee of the Company and as a consultant to the Company thereafter; and

WHEREAS, the Executive also wishes to enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and considerations contained herein and for other good and valuable consideration, the payment and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.	Transition Benefits

(a) In the event the Executive remains employed by the Company through July 1, 2014 and subject to the terms and conditions set forth herein, he shall become entitled to receive a lump sum cash payment of $6,700,000 (the “Cash Payment”) and an equity award with a targeted value of $11,062,500 (the “Equity Award”). The Cash Payment shall be paid and the Equity Award shall be awarded to the Executive on January 1, 2015 (the “Fixed Date”).

(b) No later than the Fixed Date, the Executive shall resign as Executive Chairman and employee of the Company. The parties anticipate that Mr. Zuckerman shall remain as the Non-Executive Chairman of the Company (subject to nomination by the Board and election by the stockholders in accordance with the Company’s charter and bylaws and applicable law) and shall continue to provide substantial services to the Company as a consultant after he ceases to be an employee, on economic terms to be established by the parties at that time. Accordingly, it is not anticipated that Mr. Zuckerman will incur a “separation from service” (within the meaning of

Section 409A of the Internal Revenue Code of 1986, as amended) upon his resignation as Executive Chairman and employee, but in any event the timing of any payment or award pursuant to this Agreement is in no way intended to depend upon his having occurred a separation from service at any particular time, whether before or after the Fixed Date.

(c) In the event the Executive’s employment is terminated by the Executive voluntarily for any reason after the Effective Date and before July 1, 2014, the Executive shall be entitled to receive only the vested percentage of his Cash Payment and the vested percentage of his Equity Award on the Fixed Date as determined in accordance with the following table:

Vesting Dates	Vested Percentage

Effective Date	33 1/3%
October 1, 2013	66 2/3%
July 1, 2014	100%

(d) If the Executive is terminated by the Company other than for Cause, including for death or Disability, prior to July 1, 2014, he shall become fully vested in his Cash Payment and Equity Award which shall be payable or awarded on the Fixed Date. If the Executive is terminated by the Company for Cause, he shall forfeit the non-vested percentage of his Cash Payment and the non-vested percentage of his Equity Award as determined in Sub-Paragraph 1(c) above.

(e) Notwithstanding anything to the contrary in the foregoing, the amount of the Cash Award to which the Executive may be entitled under this Agreement shall be reduced by any severance payments that may be due the Executive under the Employment Agreement between the Executive and the Company dated as of January 17, 2003, as subsequently amended (the “Employment Agreement”), or change in control payments that may be due the Executive under the Senior Executive Severance Agreement between the Executive and the Company dated as of July 30, 1998, as subsequently amended; provided, however, that to the extent that any such severance payment under either such agreement shall consist in whole or in part of a pro rata bonus or other payment that relates to a period of time during which the Executive performed services for the Company prior to the termination of his employment, the Cash Award shall not be reduced by the amount of such pro rata bonus or other payment. The terms “Cause” and “Disability” as used herein shall have the same meanings as defined in the Employment Agreement. To the extent that any provision in this Agreement shall conflict with any provision in the Executive’s Employment Agreement, then, except as provided herein, this Agreement shall control.

(f) In addition to the foregoing, and without regard to whether the Executive is entitled to any other supplemental benefits under this Agreement, if the Executive terminates his employment with the Company for any reason, voluntarily or involuntarily, after the Effective Date he shall become fully vested in any outstanding equity awards with time-based vesting and become vested on a pro-rated basis in any outstanding equity awards with performance-based vesting subject to attainment of performance goals.

(g) The Executive acknowledges that upon Mr. Thomas’ commencement of employment with the Company, the Executive will transition some of his current responsibilities to the new Chief Executive Officer. The Executive hereby consents to such changes in the nature or scope of his responsibilities, authority, powers, functions and duties and specifically waives his rights to resign for “Good Reason” under his Employment Agreement on account of such changes.

(h) While the Executive remains as Chairman of the Company (whether Executive or Non-Executive), he shall be provided with the same perquisites provided to him on the Effective Date, including, without limitation, his office, secretarial and other technical assistance, automobile and driver.

2.	Notices

All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee, on the date of such receipt or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Address for notice for the Company is as shown above, or as subsequently modified by written notice. Address for notice for the Executive is the address shown on the records of the Company.

3.	Restrictive Covenants

The Executive acknowledges that he is subject to certain restrictive covenants pursuant to paragraph 9 of the Employment Agreement, and he hereby confirms that he will be bound by such covenants until the end of a one-year period following the termination of the Executive’s employment with the Company for any reason.

4.	Assignment; Successors and Assigns, etc.

Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of the Executive in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

5.	Amendment

This Agreement may be amended, modified or supplemented by the mutual consent of the parties in writing, but no oral amendment, modification or supplement shall be effective.

6.	Arbitration; Other Disputes

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered in any court having jurisdiction.

7.	Severability

If any provision of this Agreement shall to any extent be held void or unenforceable (as to duration, scope, activity, subject or otherwise) by a court of competent jurisdiction, such provision shall be deemed to be modified so as to constitute a provision conforming as nearly as possible to the original provision while still remaining valid and enforceable. In such event, the remainder of this Agreement (or the application of such provision to persons or circumstances other than those in respect of which it is deemed to be void or unenforceable) shall not be affected thereby. Each other provision of this Agreement, unless specifically conditioned on the voided aspect of such provision, shall remain valid and enforceable to the fullest extent permitted by law; any other provisions of this Agreement that are specifically conditioned on the voided aspect of such invalid provision shall also be deemed to be modified so as to constitute a provision conforming as nearly as possible to the original provision while still remaining valid and enforceable to the fullest extent permitted by law.

8.	Governing Law

This Agreement shall be construed and regulated in all respects under the laws of the State of Delaware.

9.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, this Agreement is entered into as of the day and year first above written.

BOSTON PROPERTIES, INC.

By:	/s/ Eric G. Kevorkian
	Name:	Eric G. Kevorkian
	Title:	Senior Vice President,
Senior Corporate Counsel

/s/ Mortimer B. Zuckerman
Mortimer B. Zuckerman

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